EXHIBIT 10.16

EQUIFAX

DIRECTOR AND EXECUTIVE STOCK DEFERRAL PLAN

(As Amended And Restated Effective As Of January 1, 2005,
Except Where Otherwise Noted)

Equifax Inc., a Georgia corporation (the “Company”), established the Director and Executive Stock Deferral Plan, effective January 1, 2003, for the purpose of attracting high quality executives and directors and promoting in its key executives and directors increased efficiency and an interest in the successful operation and performance of the Company.

Because the laws applicable to deferred compensation plans, such as the Plan, were significantly changed effective January 1, 2005, the Company has decided to amend the Plan to provide certain new rules for amounts deferred under the Plan on or after January 1, 2005.  Amounts deferred under the Plan prior to January 1, 2005 (and any earnings thereon) will continue to remain subject to the prior terms and conditions of the Plan, including the payment rules.  The effective date of the amended and restated Plan as set forth herein is January 1, 2005 (“Effective Date”), except where otherwise noted.

ARTICLE 1

Definitions

1.1                     Account shall mean the records maintained by the Administrator to determine the Participant’s deferrals under this Plan.  Such Account may be reflected as an entry in the Company’s records, or as a separate account under a trust, or as a combination of both.  The Administrator may establish such subaccounts as it deems necessary for the proper administration of the Plan.  For purposes of certain provisions of the Plan, the Participant’s Account shall be divided between a Pre-Section 409A Account and a Section 409A Account.

1.2                     Administrator shall mean the person or persons appointed by the Board of Directors of the Company (or its designee) to administer the Plan pursuant to Article 10 of the Plan.

1.3                     Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 9 of the Plan.

1.4                     Change in Control shall mean any of the following events:

a.                           Voting Stock Accumulations.  The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b); or

b.                          Business Combinations.  Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (662/3%) of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

c.                           Sale of Assets.  Consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

d.                          Liquidations or Dissolutions.  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b).

e.                           Definitions.  For purposes of this paragraph defining Change in Control, the following definitions shall

i.                  Beneficial Ownership shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

ii.               Business Combination shall mean a reorganization, merger or consolidation of the Company.

iii.            Eighty Percent (80%) Subsidiary shall mean an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

iv.           Exchange Act shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

v.              Incumbent Board shall mean a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of December 1, 2007 or (b) members who become members of the Company’s Board of Directors subsequent to December 1, 2007 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

vi.           Person shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

vii.        Voting Stock shall mean the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

1.5                     Code shall mean the Internal Revenue Code of 1986, as amended.

1.6                     Company shall mean Equifax Inc., a Georgia corporation or its successor.

1.7                     Common Stock shall mean the common voting stock of the Company.

1.8                     Deferred Stock shall mean Common Stock, the receipt of which the Participant has agreed to delay pursuant to Article 2 of this Plan.

1.9                     Deferred Shares shall mean an award pursuant to a Stock Incentive Plan of the right to receive shares of Common Stock at the end of a specified restriction period.

1.10               Disability shall be defined as eligibility to receive benefits under the Company’s Long Term Disability Plan as in effect at the time of such Disability.  If no such plan is then in effect, a physical or mental condition which prevents the Participant from performing the normal duties of his or her current position for a period of at least one hundred eighty (180) consecutive days.  The determination of Disability shall be made in a manner consistent with the requirements of Section 409A.

1.11               Eligible Executive shall mean a Level 2-9 U.S. Employee of the Company, a former employee who was a Level 2-9 U.S. Employee of the Company on the date of the Employee’s Termination of Employment and who satisfied the requirements for Retirement on such date, a member of the Board of Directors of the Company or such other management or highly compensated employee or independent contractor as may be designated by the Administrator to be eligible to participate in the Plan.

1.12               ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13               Exchange Date shall mean the date an exercise and exchange of Stock Options for Common Stock and Deferred Stock is deemed to occur under Article 2.

1.14               Fair Market Value shall mean the closing price of the Common Stock, except with respect to determining the dollar amount of gain on Stock Options, where the meaning given to such term under the applicable Stock Incentive Plan applies.

1.15               Financial Hardship shall mean an unexpected need for cash arising from illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence which is not covered by insurance and which is determined to qualify as a Financial Hardship by the Administrator. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.  The Administrator shall make its determination of Financial Hardship in a manner consistent with the requirements of Section 409A.

1.16               Participant shall mean an Eligible Executive who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

1.17               Participant Election Form shall mean the written agreement submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.18               Plan Year shall mean the calendar year.

1.19               Pre-Section 409A Account means the portion (if any) of the Participant’s Account that was credited to the Participant as of December 31, 2004 and vested in the Participant, and any earnings thereon.  The Participant’s Pre-Section 409A Account shall be payable in accordance with Articles 4 and 6.

1.20               Restricted Stock shall mean shares of restricted Common Stock of the Company granted to the Participant pursuant to the Stock Incentive Plan.

1.21               Retirement shall mean a Participant’s Termination of Employment on or after the Retirement Eligibility Date except that with respect to a Participant who is a non-employee director, Retirement shall mean termination of service as a member of the Board of Directors of the Company.

1.22               Retirement Eligibility Date shall mean the earlier of (a) the date on which the Participant attains age sixty-five (65), (b) the date on which the Participant has both attained age fifty-five (55) and completed at least five (5) Years of Vesting Service, or (c) the date on which the Participant has both attained age fifty (50) and the Participant’s combined years of age and Years of Vesting Service total at least seventy-five (75).

1.23               Scheduled Withdrawal shall mean the distribution elected by the Participant pursuant to Article 6 of the Plan.

1.24               Section 409A shall mean Section 409A of the Code, as it may be amended from time to time, and the regulations and rulings thereunder.

1.25               Section 409A Account shall mean the portion of the Participant’s Account that is not a Pre-Section 409A Account.  The Participant’s Section 409A Account shall be payable in accordance with Articles 4 and 6.

1.26               Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be in the month following the month in which the event triggering the payout occurs. In the case of death, the event triggering payout shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death.

1.27               Stock Options shall mean options on shares of Company stock granted to the Participant pursuant to the Stock Incentive Plan.

1.28               Stock Incentive Plan shall mean the Equifax Inc. 2001 Nonqualified Stock Incentive Plan, the Equifax Inc. 2000 Stock Incentive Plan, the Equifax Inc. 1995 Employees Stock Incentive Plan, the Equifax Inc. 1992 Employees Stock Incentive Plan, Equifax Inc. Non-Employee Director Stock Option Plan and the Equifax Inc. 1990 Omnibus Stock Incentive Plan, each as in effect January 1, 2005 and as amended thereafter, or such other stock option plan or plans sponsored by the Company as may be designated by the Administrator.

1.29               Termination of Employment shall mean the date of the Participant’s separation from service with the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, Disability or death.

1.30               Unscheduled Withdrawal shall mean a distribution elected by the Participant with respect to his Pre-Section 409A Account pursuant to Article 7 of the Plan.

1.31               Valuation Date shall mean the date the Participant’s Account is valued and shall be the last day of the month preceding the month in which the payout or other event triggering the Valuation occurs.

1.32               Vesting Date shall mean the date on which the Stock Options, Restricted Stock or Deferred Stock first become fully vested and are no longer subject to a substantial risk of forfeiture under the terms of the Stock Incentive Plan, as determined by the Administrator.

1.33               Withdrawal Penalty shall mean the ten percent (10%) penalty deducted from an Account as a result of an Unscheduled Withdrawal or a change in the form of payout within thirteen (13) months prior to Termination of Employment as provided in Section 4.1(b) of the Plan.

1.34               Years of Vesting Service shall mean the years of vesting service credited to the Participant under the Equifax Inc. 401(k) Plan, as amended.

ARTICLE 2

Participation

2.1                     Deferral of Deferred Shares. An Eligible Executive may make an election either (i) within thirty (30) days of the date of grant of a Deferred Share award, or (ii) at least 12 months prior to the Vesting Date of all or a portion of the Deferred Share award to receive rights to Deferred Stock.  By making an election to delay receipt of the Deferred Shares, the Eligible Executive is irrevocably agreeing to delay receipt of the stock certificates for the Deferred Stock, to forfeit any dividends that may become payable on the Deferred Stock after the Vesting Date and prior to the date the Deferred Stock is delivered to the Participant and to stand in the position of an unsecured general creditor with respect to any right to receipt of the Deferred Stock under this Plan.

2.2                     Exercise and Deferral of Stock Options.  To the extent permitted by the Administrator and in the Stock Option Agreement, an Eligible Executive may make an election before or after the Vesting Date but at least six (6) months prior to the Exchange Date to exercise Stock Options granted under the Stock Incentive Plan by tendering Common Stock in payment of the exercise price and to delay receipt of the portion of the Common Stock payable to the Participant in excess of the tendered Common Stock as a result of the gain on the Stock Options. The number of shares of Deferred Stock received by the Participant upon exercise of the Stock Options shall be equal (rounded to the closest tenth of a share) in value to the difference between the Fair Market Value of the Company’s Common Stock on the Exchange Date and the option price which is notionally tendered by the Participant in the form of Common Stock on the exercise of the Stock Options. The Participant need not actually transfer Common Stock equal to the exercise price to the Company but may simply attest to ownership of such Common Stock. By making such an election to defer receipt of the Common Stock representing the option gain, the Eligible Executive is agreeing to delay receipt of the stock certificates for the Deferred Stock, to forfeit any dividends that may become payable on the Deferred Stock after the Exercise Date and prior to the date the Deferred Stock is delivered to the Participant and to stand in the position of an unsecured general creditor with respect to any right to receipt of the Deferred Stock under this Plan.

2.3                     Participant Election Form.  In order to make an election, an Eligible Executive must submit a Participant Election Form to the Administrator within the time periods specified in Sections 2.1 and 2.2 above.  The requirements regarding the form and timing of such election shall be interpreted and applied by the Administrator in its complete and sole discretion. The Administrator may change the timing of such election, limit the number or type of shares available to be deferred by any Participant or group of Participants, or subject to Section 409A, cancel an election.

2.4                     Election Irrevocable Except on Change in Control. The election to defer Deferred Shares under this Plan shall be irrevocable except as provided in Article 6 in the event of Disability or Section 4.5 in the event of Financial Hardship.  An election to defer shall be automatically canceled in the event of Termination of Employment prior to the Vesting Date for the Deferred Shares.  If the Participant elects to discontinue deferrals under the Plan, the Participant shall forfeit the right to make deferrals for the balance of the Plan Year in which such election occurs and for the entire next following Plan Year.

ARTICLE 3

Rights Associated With Deferred Stock

3.1                     Participant Accounts.  Solely for recordkeeping purposes, up to three (3) Accounts (a Retirement Account and two Scheduled Withdrawal Accounts) shall be maintained for each Participant and shall be credited with the Participant’s deferrals directed by the Participant to each Account at the time such amounts would otherwise have been paid to the Participant.  The Participant will designate for each deferral of Deferred Shares which portion of the Participant’s deferrals for such Plan Year shall be credited to the Participant’s Retirement Account and any Scheduled Withdrawal Account the Participant has elected to establish.  Amounts credited to a Participant’s Account shall be fully vested at all times.

With respect to Eligible Executives who participated in the Plan prior to January 1, 2005, and who have made deferral elections under the Plan for 2005, 2006, and 2007 with respect to

Deferred Shares which became payable on or after January 1, 2005, the deferral elections shall be maintained and administered in accordance with the Plan, including the payment rules of the Plan.  The Administrator may permit changes to such deferral elections and payment elections in accordance with Section 409A.

The Administrator shall provide such additional payment elections to Participants (including Participants who are no longer active employees or otherwise do not actively participate in the Plan) with respect to amounts credited to the Plan pursuant to this Section 3.1 as are consistent with Section 409A, including the transition rules.

3.2                                 No Dividend Or Voting Rights.  A Participant shall have no right to dividends and no voting rights, and, except as expressly provided in the Plan, shall have no other rights against the Company by reason of the crediting of the Deferred Stock.

3.3                                 Deferred Stock Not Transferable. Except as provided in Article 5 with respect to the Participant’s death, Deferred Stock (including any and all benefits provided under this Plan) shall not be subject to sale, alienation, assignment, transfer, pledge or hypothecation by the Participant or any Beneficiary and any attempt to sell, alienate, assign, transfer, pledge or hypothecate Deferred Stock shall be null and void. Deferred Stock shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

3.4                                 Share Adjustments. Nothing contained in this Plan nor any action taken hereunder shall be construed as limiting the rights of the Company to credit additional Deferred Stock or issue additional Common Stock even though such issuances may dilute the value of outstanding Deferred Stock. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon authorization of the Board of Directors of the Company, an equitable adjustment shall be made in the number or kind of Deferred Stock which may be purchased or issued in the aggregate and to individual Participants under the Plan; provided, however, that (except with respect to a stock split or reverse stock split) no such adjustment need be made if upon the advice of counsel, the Administrator determines that such adjustment may result in the receipt of federally taxable income to Participants hereunder or to the holders of Common Stock or other classes of the Company’s securities. In all cases, the nature and extent of adjustments under this Section shall be determined by the Administrator in its sole discretion, and any such determination as to what adjustments shall be made, and the extent thereof, shall be final and binding. No fractional shares of stock shall be issued under the Plan pursuant to any such adjustment. All adjustments and actions described in this Section shall be subject to compliance with the requirements of all applicable securities laws, rules, and regulations.

3.5                                 Statement of Accounts. The Administrator shall provide each Participant with statements at least quarterly setting forth the amount of Deferred Stock in the Participant’s Account at the end of each quarter.

ARTICLE 4

Retirement Benefits

4.1                                 Retirement Benefits.  a. Section 409A Account - In the event of the Participant’s Retirement or Disability, the Participant shall be entitled to receive a distribution of shares of Common Stock of the Company equal to the amount of Deferred Stock credited to the Participant’s Section 409A Account as of the Valuation Date.  The benefits shall be paid in a single lump sum unless the Participant has elected at the time of deferral (or in accordance with the transition rules of Section 409A) to have the Shares of Common Stock paid in substantially level annual installments over a specified period of not more than fifteen (15) years.  Payments shall begin on the Settlement Date following Retirement.  A Participant may, not less than twelve (12) months prior to Retirement, elect to change the method of payment of the Participant’s Section 409A Account at Retirement, provided that (i) only one such change is permitted and after such election change, the election is irrevocable; (ii) the payment date for the Participant’s Section 409A Account will be deferred for 5 years after Retirement, and (iii) the election shall not become effective for 12 months.  The change of election shall be made through a method established by the Plan Administrator.

b.                                      Pre-Section 409A Account - In the event of the Participant’s Retirement or Disability, the Participant shall be entitled to receive a distribution of shares of Common Stock of the Company equal to amount of Deferred Stock credited to the Participant’s Pre-Section 409A Account as of the Valuation Date.  The distribution shall be in a single lump sum unless the Participant makes a timely election prior to Retirement to divide the Deferred Stock into equal annual installments distributed over a specified period of not more than fifteen (15) years. Payments shall begin on the Settlement Date following Termination of Employment. An election to change the form of payout may be made at any time prior to Termination of Employment by submitting to the Administrator the form provided for such purpose, but elections shall not be effective unless made no less than thirteen (13) calendar months prior to Termination of Employment. Notwithstanding the foregoing, the Participant may elect to have the new election take effect less than thirteen (13) months prior to Termination of Employment, subject to a Withdrawal Penalty of ten percent (10%) of the value of the pre-election Account balance forfeited to the Company.

4.2                                 Termination Benefit. Upon Termination of Employment other than by reason of Retirement, Disability or death, the Participant shall be entitled to receive a distribution of shares of Common Stock of the Company equal to amount of Deferred Stock credited to the Participant’s Account as of the Valuation Date. The distribution shall be in a single lump sum on the Settlement Date following Termination of Employment. However, the Company may, in its sole discretion with respect to the Participant’s Pre-Section 409A Account, elect to divide the Deferred Stock into equal annual installments distributed over a period of three (3) years beginning on the Settlement Date following Termination of Employment.

4.3                                 Small Benefit Exception.  Notwithstanding the provisions of Section 4.1, in the event the value of the Participant’s Account upon Retirement is less than or equal to fifty thousand dollars ($50,000), the Company shall pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.

4.4                                 Special Rule for Specified Employees.  Notwithstanding any other provision of this Plan, if the Participant is or could likely be considered a Specified Employee (as determined by the Administrator or its designee in accordance with procedures established by the Administrator that are consistent with Section 409A), distributions of such Participant’s Section 409A Account may not be made before the date which is 6 months after the date of the Participant’s Termination of Employment (or, if earlier, the date of death of the Participant), and any distribution that would otherwise be payable before the 6-month anniversary shall be delayed and shall be paid within 30 days following such 6-month anniversary.

4.5                                 Financial Hardship Distribution.  Upon a finding by the Administrator that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, the Administrator may authorize a distribution of benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship.  Such distribution shall not exceed the dollar amount necessary to satisfy the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause Financial Hardship).  In the event of a distribution from the Plan based on Financial Hardship, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of such distribution.

4.6                                 Consequences of a Change in Control.  Upon the occurrence of a Change in Control, each Participant’s Account shall remain subject to the Plan’s payment provisions and  the Participant’s elections as to the time and method of payment (subject to the Company’s rights to amend or to terminate the Plan).

ARTICLE 5

Death Benefits

5.1                                 Survivor Benefit Before Benefits Commence.  If the Participant dies prior to commencement of benefits under Article 4, the Participant’s Beneficiary shall be entitled to receive a distribution of shares of Common Stock of the Company equal to amount of Deferred Stock credited to the Participant’s Account as of the Valuation Date. The death benefit shall be paid in the same form elected by the Participant for Retirement benefits under Article 4.1 beginning on the Settlement Date following the date the Participant’s death is established by reasonable documentation. However, the Administrator may, in its complete and sole discretion, change the form of distribution of the death benefit attributable to the Participant’s Pre-Section 409A Account prior to the Settlement Date upon which benefits are scheduled to commence.

5.2                                 Survivor Benefit After Benefits Commence. If the Participant dies after benefits have commenced under Article 4, the Company shall pay to the Participant’s Beneficiary the remaining Deferred Stock payable to the Participant under the Plan over the same period such amounts would have been paid to the Participant. However, the Administrator may, in its complete and sole discretion, change the form of distribution of the death benefit attributable to the Participant’s Pre-Section 409A Account prior to the commencement of payments to the Beneficiary.

ARTICLE 6

Scheduled Withdrawal

6.1                                 Election. The Participant may make an election on the Participant Election Form at the time of making a deferral to establish a Scheduled Withdrawal Account for payment of Deferred Stock from the Account. The Participant may elect to receive a Scheduled Withdrawal in any Plan Year on or after the third Plan Year following the enrollment period in which such Scheduled Withdrawal Account is first established and may elect to have the Scheduled Withdrawal distributed in a single lump sum or to divide the Deferred Stock into equal annual installments distributed over a period of up to five (5) years. The Participant may elect to make additional deferrals into such Scheduled Withdrawal Account on subsequent Participant Election Forms but may not elect another Scheduled Withdrawal date for such Account until all of the Deferred Stock in the original Scheduled Withdrawal Account has been distributed. The Participant may establish up to two (2) separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal dates provided that any subsequent deferrals into such Scheduled Withdrawal Account must be made not later than the end of the Plan Year ending at least 2 years prior to the date the Scheduled Withdrawal is to commence.  The Participant shall not establish a third such Account until all of the Deferred Stock in one of the first two Scheduled Withdrawal Accounts has been paid out. The Scheduled Withdrawal date and form of payout elected for a Scheduled Withdrawal Account shall be irrevocable, except that (a) with respect to amounts that are credited to the Pre-Section 409A Account a Participant may petition to the Administrator once no less than thirteen (13) months prior to the date originally elected for the Scheduled Withdrawal to defer (but not accelerate) the Scheduled Withdrawal date and/or to change the form of payout of the Scheduled Withdrawal to an alternative payout period then available for Scheduled Withdrawals under the Plan, and (b) with respect to amounts credited to the Section 409A Account, a Participant may, not less than twelve (12) months prior to the payment dates of any Scheduled Withdrawal Accounts he has established under this Section 6.1, elect to defer the date on which payment of any Scheduled Withdrawal Account shall commence and/or change the method of payment of such Scheduled Withdrawal Account, provided that, (i) after the initial election under this Section 6.1, a Participant may only make one election change with respect to a particular Scheduled Withdrawal Account (after such election change, the election shall become irrevocable); (ii) except as otherwise permitted by Section 409A, the first in-service payment with respect to such changed election must be deferred at least 5 years from the date such payment would otherwise have been made, (iii) except as otherwise permitted by Section 409A, the election shall not become effective for 12 months.

6.2                                 Timing of Scheduled Withdrawal. The Scheduled Withdrawal payment shall be paid by the Company to the Participant no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form unless preceded by Termination of Employment. In the event of Termination of Employment prior to complete payment of the Scheduled Withdrawal, the Scheduled Withdrawal (or the remaining balance thereof) shall be paid in the form provided in Article 4 of the Plan. In the event such Termination of Employment is as a result of the Participant’s death prior to complete payment of the Scheduled Withdrawal, the Scheduled Withdrawal shall be paid as provided in Section 5.1 of the Plan.

ARTICLE 7

Unscheduled Withdrawal for Pre-Section 409A Account

7.1                                 Election. A Participant (or, after the Participant’s death, a Beneficiary) may take an Unscheduled Withdrawal from his Pre-Section 409A Account at any time. The Unscheduled Withdrawal shall be paid no later than the last day of the month following the month in which the Unscheduled Withdrawal is requested. After an Unscheduled Withdrawal, a Participant’s deferrals shall cease and the Participant shall not be allowed to make a new deferral election until the enrollment period next following one full calendar year from the date of the Unscheduled Withdrawal. Only one Unscheduled Withdrawal shall be permitted in each Plan Year.

7.2                                 Withdrawal Penalty. There shall be a Withdrawal Penalty deducted from the Pre-Section 409A Account prior to an Unscheduled Withdrawal from such Account equal to ten percent (10%) of the Unscheduled Withdrawal.

7.3                                 Minimum Withdrawal. The minimum Unscheduled Withdrawal shall be twenty-five percent (25%) of the balance of the Pre-Section 409A Account rounded to the nearest whole share.

ARTICLE 8

Amendment and Termination of Plan

8.1                                 Amendment.  The Company may at any time or from time to time modify or amend any or all of the provisions of the Plan, or stop future deferrals to the Plan, provided that no such amendment shall reduce a Participant’s Account balance or change existing elections with respect to the time and method of payment of a Participant’s Account.

8.2                                 Termination of Plan.  The Company expects to continue this Plan, but does not obligate itself to do so.  The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State).  Termination of the Plan shall be binding on all Participants, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account.  If this Plan is terminated, (i) with respect to Participants’ Section 409A Accounts and subject to Section 4.4, amounts credited to Participant’s Section 409A Accounts shall be paid in a lump sum, provided that (A) the Company terminates at the same time any other arrangement that is subject to Section 409A and that would be aggregated with the Plan under Section 409A; (B) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three years; (C) the payments upon such termination shall not commence until 12 months after the date of termination and all such payments must be completed within 24 months after the date of termination; and (D) such other requirements as may be imposed by Section 409A are satisfied, and (ii) with respect to Participant’s Pre-Section 409A Accounts, the date of such termination shall be treated as a Termination of Employment of each Participant for the purpose of the Participant’s Pre-Section 409A Account, and the Company shall pay to each Participant the benefits such Participant would be entitled to receive under Article 4 of the Plan, except that such termination benefits shall be paid in a single lump sum payable on the last day of the month following the month in which termination of the Plan occurs unless the Administrator, in its complete and sole discretion determines to pay such amounts over a longer period not to exceed the period over which such amounts would otherwise have been paid had the Plan not been terminated.

ARTICLE 9

Beneficiaries

9.1                                 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The designation by a married

Participant of a primary Beneficiary other than the Participant’s spouse shall require consent of such spouse. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

9.2                                 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any marriage (other than a common law marriage) or finalized divorce of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as the sole primary Beneficiary.

9.3                                 Successor Beneficiary. If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant in the form of a lump sum payable no later than the last day of the month following the month in which the last remaining primary Beneficiary’s death is established.

9.4                                 Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s spouse, if the Participant was married on the date of death, or, if the Participant was not married on death, to the Participant’s estate.

ARTICLE 10

Administration/Claims Procedures

10.1                           Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

10.2                           Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

10.3                           Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation the claimants right to pursue a legal action in the event the claim is denied.

ARTICLE 11

Conditions Related to Benefits

11.1                           Nonassignability.  The rights and benefits provided under the Plan shall not be subject to sale, alienation, assignment, transfer, pledge or hypothecation by the Participant or any Beneficiary and any attempt to sell, alienate, assign, transfer, pledge or hypothecate an Account balance or Plan benefits including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement shall be null and void and not binding on the Company or the Plan.  The Deferred Stock and Plan benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

11.2                           No Right to Company Assets.  The Deferred Stock paid under the Plan shall be paid from treasury shares of the Company, shares acquired at the time of distribution by the Company for such purposes or shares held in a trust maintained by the Company, and the Participant and any Beneficiary shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets or shares of the Company for payment of any obligations hereunder. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors in accordance with the terms of the trusts.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

11.3                           Securities Law Compliance.  Notwithstanding anything contained herein, the Company shall not be obligated to honor any election or make any distribution under this Plan or to sell, issue or effect any transfer of any Common Stock unless such distribution, sale, issuance or transfer is at such time effectively (i) registered or exempt from registration under the Securities Act of 1933, as amended (the “Act”) and (ii) qualified or exempt from qualification under the applicable state securities laws. As a condition to make any election or receive any distribution under this Plan, the Participant or other payee shall make such representations as may be deemed appropriate by counsel to the Company for the Company to use any available exemption from registration under the Act or qualification under any applicable state securities law.

11.4                           Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the deferral and distribution of shares under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

11.5                           Assumptions and Methodology. To the extent required, the Administrator shall establish the assumptions and method of calculation used in determining the value of Common Stock, benefits, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments. Unless otherwise specified by the Administrator, installment payments shall be calculated by equally dividing the amount of Deferred Stock in the Participant’s Account by the number of installment payments elected and rounding down to the nearest whole share until the final installment which shall include the full balance remaining in the Participant’s Account.

ARTICLE 12

Miscellaneous

12.1                           Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

12.2                           Employment/Service Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or for services or as giving any Participant any right to continued employment with or performance of services for the Company, nor as a limitation on the right of the Company to terminate the employment or services of any Participant at any time.

12.3                           Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.4                           Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.5                           Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.6                           Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

12.7                           Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

12.8                           Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected as soon as practical following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, as soon as practical after the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other compensation or benefit arrangements, to the extent allowed by law) to recoup the amount of such overpayment(s).

12.9                           ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

12.10                     Applicable Law. The Plan shall be governed by ERISA and, in the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Georgia (without regard to conflict of law provisions).

12.11                     Compliance With Section 409A.  The Plan is intended to satisfy the requirements of Section 409A and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Section 409A.  The Plan may be amended or interpreted by the Company as it determines necessary or appropriate in accordance with Section 409A and to avoid a plan failure under Section 409A(1).

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the        day of March, 2008.

EQUIFAX INC.

BY:

AMENDMENT NO. 1

TO

EQUIFAX

DIRECTOR AND EXECUTIVE STOCK DEFERRAL PLAN

(As Amended And Restated Effective As Of January 1, 2005)

THIS AMENDMENT made as of the          day of                             , 2008, by EQUIFAX INC. (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company maintains the Equifax Director and Executive Stock Deferral Plan, as amended and restated effective as of January 1, 2005, except where otherwise noted and subject to the transition rules of Section 409A of the Code (“Section 409A”); and

WHEREAS, the Company desires to amend the Plan to comply with certain provisions of the final regulations under Section 409A and for certain other purposes;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Plan is hereby amended as follows:

1.

Section 1.22 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“1.22 Retirement Eligibility Date shall mean the date on which the Participant has both attained age 55 and completed at least five (5) Years of Vesting Service.”

2.

Section 3.1 is hereby amended by deleting the first sentence of the present section and substituting the following in lieu thereof:

“Solely for recordkeeping purposes, separate Accounts (a Retirement Account and any Scheduled Withdrawal Accounts) shall be maintained for each Participant and shall be credited with the Participant’s deferrals directed by the Participant to each Account at the time such amounts would otherwise have been paid to the Participant.”

3.

Article 6 is hereby amended by deleting the present Article in its entirety and substituting the following in lieu thereof:

“ARTICLE 6

Scheduled Withdrawal

6.1  Election.  The Participant may make an election on the Participant Election Form at the time of making a deferral to establish a Scheduled Withdrawal Account for payment of Deferred Stock from the Account.  The Participant may elect to receive a Scheduled Withdrawal in any Plan Year on or after the third Plan Year following the enrollment period in which such Scheduled Withdrawal Account is first established and may elect to have the Scheduled Withdrawal distributed in a single lump sum or in annual installments of Deferred Stock over a period of up to five (5) years.  The Participant may elect to make additional deferrals into such Scheduled Withdrawal Account on subsequent Participant Election Forms, provided that any subsequent deferrals into such Scheduled Withdrawal Account must be made not later than the end of the Plan Year ending at least 2 years prior to the date the Scheduled Withdrawal is to commence.  The Participant may establish separate Scheduled Withdrawal Accounts with different Scheduled Withdrawal dates, provided that the Administrator in its sole discretion may elect to limit the number of Scheduled Withdrawal Accounts.  The Scheduled Withdrawal date and form of payout elected for a Scheduled Withdrawal Account shall be irrevocable, except that (a) with respect to amounts that are credited to the Pre-Section 409A Account, a Participant may petition the Administrator once no less than thirteen (13) months prior to the date originally elected for the Scheduled Withdrawal to defer (but not accelerate) the Scheduled Withdrawal date and/or to change the form of payout of the Scheduled Withdrawal to an alternative payout period then available for Scheduled Withdrawals under the Plan, and (b) with respect to amounts credited to the Section 409A Account, a Participant may, not less than twelve (12) months prior to the payment dates of any Scheduled Withdrawal Accounts he has established under this Section 6.1, elect to defer the date on which payment of any Scheduled Withdrawal Account shall commence and/or change the method of payment of such Scheduled Withdrawal Account, provided that, (i) unless the Administrator otherwise determines, after the initial election under this Section 6.1, a Participant may only make one election change with respect to a particular Scheduled Withdrawal Account (after such election change, the election shall become irrevocable); (ii) except as otherwise permitted by Section 409A, the first in-service payment with respect to such changed election must be deferred at least 5 years from the date such payment would otherwise have been made, (iii) except as otherwise permitted by Section 409A, the election shall not become effective for 12 months.

6.2  Timing of Scheduled Withdrawal.  The Scheduled Withdrawal payment shall be paid (or commence to be paid) by the Company to the Participant within 30 days following the end of the month and calendar year the Participant has elected on the Participant Election Form to receive such Scheduled Withdrawal (and if applicable, subsequent annual payments shall be made within 30 days following the end of such month of subsequent calendar years), unless preceded by the Participant’s Termination of Employment.  In the event of Termination of Employment prior to the date elected for the Scheduled Withdrawal, the amounts in the Scheduled Withdrawal Accounts shall be paid at the same time and in the form provided in Article 4 of the Plan.  In the event such Termination of Employment is as a result of the Participant’s death, the Scheduled Withdrawal shall be paid as provided in Section 5.1 of the Plan.”

4.

This Amendment No. 1 to the Plan shall be effective as of the date hereof, subject to the transition rules of Section 409A.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 as of the date first written above.

EQUIFAX INC.

By: